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                                                                 EXHIBIT 10.12.1

                          Amendment to Consent Order

This amendment to that certain Consent Order dated August 22, 1988 issued by the State Department of Health Services ("DHS") to Kaiser Steel Corporation (the "Consent Order"), is issued as of November 13, 1997 by the California Environmental Protection Agency, Department of Toxic Substances Control ("DTSC"), successor to the DHS, to Kaiser Ventures Inc., a Delaware Corporation, ("KVI") the reorganized successor to Kaiser Steel Corporation.

                                   Recitals

     A. The Consent Order was issued to address possible air, soil, surface water and groundwater contamination at the former Kaiser Steel Facility near Fontana, California, as described in the Consent Order (the "Kaiser Steel Facility"). The objective of the parties in entering into the Consent Order was to ensure that any release or threatened release of a hazardous substance or a hazardous waste to the air, soil, surface water and groundwater at or from the former Kaiser Steel Facility is thoroughly investigated and that appropriate remedial action is taken.

     B. Since the Consent Order was issued, KVI, under the direction of the DTSC, has investigated the principal areas of the Kaiser Steel Facility to assess the level of contamination. Based upon the investigations conducted to date, it has been determined that limited portions of the Kaiser Steel Facility require remediation. However, additional investigation, characterization, and remediation may be necessary from time to time with respect to other portions of the Kaiser Steel Facility.

     C. Since the Consent Order was issued, KVI has undertaken, and continues to undertake, appropriate remedial activities with regard to the Kaiser Steel Facility.

     D. KVI has spent more than $20 million dollars to date on the investigation and remediation activities on the Kaiser Steel Facility which does not include the estimated value of die water contributed by KVI as part of the settlement with the Regional Water Quality Control Board.

     E. Pursuant to Health and Safety Code, Division 20, Chapter 6.65, Section 25260 et seq. (AB 2061, Chapter 1184, Statutes of 1993 Umberg]), the Site Designation Committee designated DTSC as the administering agency for the Kaiser Steel Facility. DTSC is responsible for issuing all permits, and applying all applicable environmental laws and regulations with respect to the Kaiser Steel Facility.

     F. Based on currently known information, major remediation areas remaining to be addressed at the Kaiser Steel Facility are the Tar Pits and the East Slag Pile Waste Management Unit. In addition, additional groundwater investigation is required for the
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former Kaiser Steel Mill. Based on its experience with the investigation and prior remediation of the Kaiser Steel Facility and its projections as to the development and market absorption of the remaining portions of the Kaiser Steel Facility, KVI estimates that it will require up to an additional seven years to complete the remediation of the Kaiser Steel Facility.

     G. Under Paragraph 8.9 and 8.10 of the Consent Order, the DTSC may grant an extension of the current completion date of August 22, 1998, if a good cause exists for such an extension. By its actions in investigating the Kaiser Steel Facility and remediating a major portion of it, the funds expended to date as well as anticipated expenditures, KVI has demonstrated both its willingness to fully remediate the Kaiser Steel Facility and its need for an extension of the Consent Order. Given the amount of work completed and to be completed, the financial resources of KVI, and for other reasons, the DTSC has determined that it is appropriate to grant an extension to KVI. In accordance with the revised Master Workplan Schedule, the DTSC agrees to a seven year extension of the completion date, to August 22, 2005, to complete the activities required by the Consent Order.

                                   AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Consent Order in the following particulars only:

     Paragraph 4,1 is hereby deleted, to be replaced as follows:

"4.1  Master Workplan.   Attached hereto as exhibit "I" is a revised Master
Workplan, which describes how KVI currently proposes to schedule the remaining activities required under Paragraphs 5.1 through 6.1 of this Consent Order. Though this Master Workplan proposes to address different portions of the facility at different times (concurrently and/or sequentially) and provide for more than one remedial investigation and report and Remedial Action Plan for the Facility, KVI may change the order of the completion of various portions of the Kaiser Steel Facility with the prior approval of the DTSC. The schedule in the Master Workplan provides that all investigation and characterization, and remedial actions excluding operation and maintenance, shall be complete at the entire Kaiser Steel Facility by August 22, 2005 unless that date is extended by the DTSC pursuant to paragraphs 8.9 and 8.10 of this Consent Order.

     Paragraph 7.1 and 7.2 is hereby deleted, to be replaced as follows:

7.1 - 7.2 Without waiving any rights of recovery from others, KVI agrees to pay all costs of response related to the Site. These costs include, but are not limited to, costs associated with compliance with the California Environmental Quality Act, costs associated with conducting site investigation, implementing the selected remedy, and ongoing operation and maintenance,
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and costs incurred by DTSC in implementing and administering Health and Safety
Code, Division 20, Chapters 6.5, 6.65 and 6.8, related to the Site. DTSC shall bill KVI quarterly for costs incurred by DTSC. Upon request by KVI, DTSC agrees to provide back-up information (e.g., time sheets and vendor bills) with such invoices. KVI shall pay DTSC s costs, as indicated on the invoice within 60 days of receipt of DTSC s invoice.

     Paragraph 8.16 is hereby deleted, to be replaced as follows:

8.16 In addition to payments due under paragraphs 7.1 -7.3, failure or refusal of KVI to comply with this Consent Order may make KVI liable for any government costs incurred, including those set forth in Paragraph 7.1, as provided in Health and Safety Code section 25360 and other applicable provisions of law.

     Paragraph 8.3 is hereby deleted, to be replaced as follows:

8.3 Each year, beginning May 1998, Kaiser and DTSC will meet on or before May 15 of that year to discuss the Master Schedule, in the interest of accelerating remaining remedial work where feasible and appropriate.

     Paragraph 8.5 is hereby deleted, to be replaced as follows:

8.5  Submittals and Approvals.  All submittals and notifications from Kaiser
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Ventures Inc. (KVI) required by this Consent Order shall be sent simultaneously to:

     Chief
     Site Mitigation Cleanup Operations
     Southern California Branch A
     Department of Toxic Substances Control
     245 West Broadway, Suite 350
     Long Beach, California  90802
     Attn:  Project Manager

All approvals and decisions of DTSC made regarding such submittals and notifications shall be communicated to KVI in writing by the Chief or his designee. no informal advice, guidance, suggestions or comments by DTSC regarding reports, plans, specifications, schedules or any other writing prepared or submitted by or for KVI shall be construed to relieve KVI of its obligations to obtain such formal approvals as may be required herein.

All other terms and conditions of the Consent Order as it may be amended to date shall remain in full force and effect.
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IN WITNESS WHEREOF, the parties have executed this First Amendment to Consent
Order as of the day first above written.

"DTSC"                                    "KVI"
CALIFORNIA ENVIRONMENTAL                  KAISER VENTURES INC.
PROTECTION AGENCY                         a Delaware Corporation
DEPARTMENT OF TOXIC SUBSTANCES
CONTROL

By:  Hamid Saebfar                        By:   Gerald A. Fawcett

Its: Chief                                Its:  President and Chief Operating
     Site Mitigation Cleanup Operations           Officer
     Southern California Branch A

      /s/ Hamid Saebfar                          /s/ /Gerald A. Fawcett
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